Exhibit 99.2

n e w s r e l e a s e

Contact:
David Whitehouse
203.614.5708

For Immediate Release

Frontier Communications Corporation Declares Second-Quarter Dividend

Stamford, Conn. – May 13, 2009 – Frontier Communications Corporation (NYSE:FTR) announced today that its Board of Directors has declared a regular quarterly cash dividend payment of $0.25 per share of common stock, payable on June 30, 2009 to holders of record of common stock at the close of business on June 9, 2009.

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